Exhibit 10.1

CBLI Long-term Executive Compensation Incentive Plan

The proposed CBLI strategic plan identifies 3 major milestones (goals) that will result in an increase in shareholder value.  Those events are:

Goal #1 – Approval of a BLA for 502 for treatment as a single agent to reduce the risk of death following total body irradiation during or after radiation disaster (CBLB502 defense application)
Goal #2 – CBLI 502 Defense- Cumulative Firm Orders (all countries exceed $100M)
Goal #3 – Cumulative proceeds from upfront and milestone payments from licensing deals for any of CBLI compounds exceed $12M (the licensing deals done for the compounds from our subs should be adjusted by the % of CBLI ownership when the licensing agreement is executed)

Under the proposed long term plan, compensation would be paid to each member of the Executive Team (CEO, President, CFO, and CSO) upon achievement of each strategic objective.  It is proposed that each payment amount would be equal to a percentage of the Executive’s base salary at the moment of the award for Goal #1 or a percentage of the cumulative firm order/licensing proceeds for Goals #2 and 3.

Upon achievement of Goal #1 in the United States, each Executive Team member will be paid a bonus equal to 100% of their base salary based on the achievement date.

Upon the first occurrence of the achievement of Goal #1 in any of the following countries or jurisdictions, each Executive Team member will be paid a bonus equal to 33% of their base salary on the achievement date: Japan, EU, China, Canada, Brazil, Russian Federation, India, Mexico, South Korea and Australia. In addition to the above described bonuses, upon the achievement of Goal #1 in the United States or in another country listed above, an amount equal to 100% of the total of the Executive Team bonus’ will be placed into a bonus pool to be distributed to non-executive employees of CBLI at the sole discretion of the Executive Team.

The following percentages of cumulative firm order/licensing proceeds will be paid to each Executive Team member upon achievement of each strategic goal/milestone as follows:

Upon achievement of Goal #2 or Goal #3, 4% from all received cumulative orders/licensing payments will be allocated to an executive bonus pool, which will be distributed among the members of the executive team. An additional 1% of all received cumulative orders/licensing payments will be allocated to an employee’s bonus pool, which will be distributed among company’s senior employees on a pro rata basis based on salary.

Based on the company’s cash position when a goal is achieved, the Compensation Committee of the BoD shall determine whether the incentive payouts will be in cash or stock, or a combination of both.

The plan will become effective immediately upon BoD approval and will expire on December 31, 2016.  If any named milestones do not occur by that date, no amount is payable for the goal.